EXHIBIT 99.1

Gregory J. Larson Executive Vice President 240.744.5120 Gee Lingberg Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. NAMES STRUAN B. ROBERTSON EXECUTIVE VICE PRESIDENT, CHIEF INVESTMENT OFFICER

Bethesda, MD; January 25, 2013 - Host Hotels & Resorts, Inc. (NYSE:HST) today announces the appointment of Struan B. Robertson as executive vice president, chief investment officer.

Mr. Robertson will lead the company in its domestic and international acquisition efforts. He is based at Host’s headquarters in Bethesda, Maryland, and reports to W. Edward Walter, president and chief executive officer.

Mr. Robertson brings more than 23 years of real estate investment banking experience to Host. Most recently, he was co-head of global real estate investment banking at Morgan Stanley where he co-managed global teams across as many as 14 offices in 13 countries. He was also involved with a variety of major hotel sector deals in the United States, Europe, the Middle East and Asia. Prior to this position, he was in various roles at Morgan Stanley including head of European principal investment and investment banking and prior to that head of Asian real estate investment banking based in Tokyo, Japan.

Additionally, Mr. Robertson is a founding member and former board member of the European Public Real Estate Association, a trustee of the Urban Land Institute, and a special advisor to the World Economic Forum for Real Estate.

“We are very excited to welcome Struan to our team. His extensive real estate knowledge and experience will be very valuable to Host as we continue to grow our high quality portfolio of hotels,” said W. Edward Walter, president and chief executive officer.

Host Hotels & Resorts, Inc. News Release	January 25, 2013

ABOUT HOST HOTELS & RESORTS

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 103 properties in the United States and 15 properties internationally totaling over 62,300 rooms. The Company also holds non-controlling interests in a joint venture in Europe that owns 19 hotels with over 6,100 rooms and a joint venture in Asia that owns one hotel with approximately 300 rooms in Australia and a minority interest in seven hotels with approximately 1,750 rooms in India, two of which recently opened in Bangalore and five that are in various stages of development in two cities. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Four Seasons®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel®* in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

* This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.